Exhibit 5.1

Derek O. Colla

T: +1 202 842 7849

dcolla@cooley.com

April 17, 2019

Trevena, Inc.

955 Chesterbrook Boulevard, Suite 110

Chesterbrook, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel for Trevena, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the issuance and sale by the Company of shares of the Company’s common stock having aggregate sale proceeds of up to $50,000,000 (the “Placement Shares”) pursuant to that certain Sales Agreement, dated April 17, 2019, by and between the Company and H.C. Wainwright & Co., LLC (the “Agreement”), pursuant to a Registration Statement on Form S-3 (File No. 333-225685) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated April 17, 2019, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended and currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by persons where authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

We have assumed (i) that each sale of Placement Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 60,000,000 Placement Shares will be sold under the Agreement and (iii) that the price at which the Placement Shares are sold will equal or exceed the par value of the Placement Shares. We express no opinion to the extent that future issuances of securities of the Company, anti-dilution adjustments to outstanding securities of the Company and/or changes in the price of the Company’s common stock cause the number of Placement Shares issuable under the Agreement to exceed the number of shares of common stock that at the time remain authorized but and available for issuance.

Our opinion is expressed only with respect to the DGCL.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Placement Shares, when sold in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

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We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Derek O. Colla
Derek O. Colla